Exhibit 10.12

CONSULTING AGREEMENT

CONSULTING AGREEMENT (this “Consulting Agreement”), dated as of February 20, 2007, by and between Coast Financial Holdings, Inc., a Florida corporation (“CFHI”), Coast Bank of Florida, a Florida state chartered bank and wholly-owned subsidiary of CFHI (the “Bank”) and Tramm Hudson (“Consultant”).

RECITALS

WHEREAS, the Company believes that it would be in the best interests of the Company to engage the Consultant to provide advisory and other services to CFHI and the Bank; and

WHEREAS, the Consultant has agreed to provide his services to CFHI and the Bank under the terms set forth hereunder;

TERMS

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

1. Consultant Services.

(a) CFHI and the Bank hereby engage the Consultant, and the Consultant hereby accepts the engagement, under the terms and conditions set forth herein, to provide the following services (collectively, “Services”):

(i) assist in, and provide guidance with respect to, public relations matters for CFHI and the Bank and to act as liaison with Tucker/Hall, Inc., the public relations firm retained by CFHI.

(ii) provide guidance and assistance in relations and communicating with the Federal Deposit Insurance Corporation, the Federal Reserve Board, the Florida Office of Financial Regulation, and their respective staffs (collectively, the “Banking Regulators”), and, if requested, to provide guidance and recommendations with respect to the Bank’s responses to the issues and concerns raised by the Banking Regulators, including advice with regard to any formal regulatory disciplinary actions proposed by the Banking Regulators;

(iii) provide advice, guidance, and recommendations to the Bank’s senior management relating to operations generally and more specifically with respect to the Bank’s residential construction-to-permanent loan portfolio; and

(iv) assist in negotiations and provide suggestions and recommendations to the senior management and board of directors of CFHI with respect to services to provided to CFHI by its financial advisors.

(b) The parties acknowledge and agree that the Consultant shall not be responsible for, and shall not assume the obligations of, senior management or the board of directors as it relates to the management of the business and affairs of CFHI or the Bank, nor shall the Consultant be granted the authority to act as an officer or director of CFHI or the

Bank. The Consultant shall only be granted the authority to do those things specifically provided for herein. When performing the Services, Consultant agrees to comply with all applicable laws, ordinances, rules, regulations, and other requirements, now or hereafter in effect, of any governmental authority having jurisdiction.

(c) The parties acknowledge that the Consultant is not a broker or a dealer registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or under the securities laws of any other applicable jurisdiction and, as a result, may not provide the Company with any “broker” or “dealer” services, as those terms are defined or used under such laws.

3. Term.

(a) The term of this Consulting Agreement shall be deemed to have commenced on January 26, 2007, and shall continue in effect unless terminated by either party upon thirty (30) days prior notice to the other in writing (the “Term”).

(b) Upon termination of this Consulting Agreement, this Consulting Agreement shall become null and of no effect and no party shall have any obligation to the other party hereto with respect to this Consulting Agreement, except that: (i) the Consultant shall be entitled to receive any accrued but unpaid compensation owed to him pursuant to Paragraph 4 hereof, and (ii) the provisions of Paragraphs 5, 8, 9, 10, 11, 17, and 18 hereof and this Paragraph 3(b) shall survive any termination.

4. Compensation. As compensation for the services provided hereunder, CFHI and, to the extend permitted by law, the Bank, jointly and severally agree to pay the Consultant the following compensation:

(a) During the term of this Consulting Agreement, CFHI or, to the extent permitted by law, the Bank, jointly and severally, shall pay the Consultant a monthly fee of twenty-five thousand ($25,000) dollars which shall be due and payable on the 26th of each month, commencing on January 26, 2007. No payroll taxes shall be withheld from this compensation, and 1099 forms shall be issued as to these payments by CFHI or the Bank as required by law.

(b) The Consultant shall promptly report, and CFHI or the Bank shall promptly reimburse, all reasonable out-of-pocket expenses incurred by the Consultant in connection with his services under this Consulting Agreement; provided, however, that all such expenses must be appropriately incurred and itemized in accordance with the policies and procedures established by CFHI and the Bank. Notwithstanding the foregoing, no reimbursable expenses in excess of $1,500.00, individually or in the aggregate, may be incurred by the Consultant in any given month without the prior approval of the board of directors of CFHI or a duly authorized subcommittee thereof.

(c) If during the Term of this Consulting Agreement or within 12 months following the end of the Term of this Consulting Agreement, there shall be an occurrence of a Change of Control (as defined in Section 4(d) hereof), then the Consultant shall be paid a fee of two hundred fifty thousand ($250,000) dollars as recognition of the valuable services provided by the Consultant pursuant to this Agreement.

(d) For purposes of this Consulting Agreement:

(i) a “Change of Control” shall be deemed to have occurred if:

(A) any individual, entity, or group (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Exchange Act), is or becomes, directly or indirectly, the “beneficial owner” (as defined by Rule 13d-3 promulgated under the Securities Exchange Act of 1934 (“Exchange Act”)) of 25% or more of the combined voting power of the then outstanding securities of the CFHI, entitled to vote generally in the election of CFHI Directors (“Voting Securities”); provided, however, that any acquisition by the following will not constitute a Change of Control:

(I) the Bank or CFHI or any Affiliated Companies,

(II) any employee benefit plan (or related trust) of the Bank, CFHI or any Affiliated Companies, or

(III) any corporation, bank, or other financial institution with respect to which, following such acquisition, more than 50% of the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned by the persons who were the beneficial owners of the Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership immediately prior to such acquisition of the Voting Securities; or

(B)(I) a tender offer or an exchange offer is made to acquire securities of CFHI whereby following such offer the offerees will hold, control, or otherwise have the direct or indirect power to exercise voting control over 50% or more of the Voting Securities, or (II) Voting Securities are first purchased pursuant to any other tender or exchange offer; or

(C) as a result of a tender offer or exchange offer for the purchase of securities of CFHI (other than such an offer by CFHI for its own securities), or as a result of a proxy contest, merger, consolidation, or sale of assets, or as a result of a combination of the foregoing, during any period of two consecutive years, individuals who, at the beginning of such period constitute the CFHI Board of Directors, plus any new Directors of CFHI whose election or nomination for election by the Company’s stockholders was or is approved by a vote of at least two-thirds of the Directors of CFHI then still in office who either were Directors of CFHI at the beginning of such two year period or whose election or nomination for election was previously so approved (but excluding for this purpose, any individual whose initial assumption of office was or is in connection with the actual or threatened election contest relating to the election of Directors of CFHI (as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act)), cease for any reason during such two year period to constitute at least two-thirds of the members of the CFHI Board; or

(D) the stockholders of CFHI approve a reorganization, merger, consolidation, or other combination, with or into any other corporation or entity regardless of which entity is the survivor, other than a reorganization, merger, consolidation, or other combination, which would result in the Voting Securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into Voting Securities of the surviving entity) at least 60% of the combined voting power of the Voting Securities or of the voting securities of the surviving entity outstanding immediately after such reorganization, merger, consolidation, or other combination; or

(E) the stockholders of CFHI approve a plan of liquidation or winding-up of CFHI or an agreement for the sale or disposition by the Company of all or substantially all of CFHI’s assets, or any distribution to security holders of assets of CFHI having a value equal to 30% or more of the total value of all assets of CFHI.

(ii) A Change of Control will be deemed to have occurred on the following dates:

(A) with respect to any acquisition referred to in Section 4(d)(i)(A) above, the date on which the acquisition of such percentage shall have been completed;

(B) with respect to a tender or exchange offer, the date the offer referred to in Section 4(d)(i)(B)(I) above is made public or when documents are filed with the Securities and Exchange Commission in connection therewith pursuant to Section 14(d) of the Exchange Act, or the date of the purchase referenced in Section 4(d)(i)(B)(II);

(C) with respect to a change in the composition of the Company Board of Directors referred to in Section 4(d)(i)(C), the date on which such change is adopted or is otherwise effective, whichever first occurs; or

(D) with respect to any stockholder approval referred to in Section4(d)(i)(D) or (E), the date of any approval.

(iii) the term “Affiliated Companies” shall include any company, bank, or financial institution controlled by, controlling or under common control with CFHI or the Bank

5. Independent Contractor Relationship. CFHI, the Bank and the Consultant agree that all services rendered by the Consultant will be in the capacity of an independent contractor of the Company and not as an employee, partner, or joint venturer of the Company, nor will the Consultant represent himself to the contrary. Because the Consultant is an independent contractor, the Consultant will not be covered under any of the non-stock based employee benefit plans of CFHI or the Bank, and shall not be eligible for CFHI or Bank group insurance benefits, or workers compensation, or vacation, holiday and other fringe benefits enjoyed by employees of CFHI or the Bank. The Consultant agrees that all taxes, if any, applicable to the compensation paid to it hereunder shall be the sole responsibility of the Consultant (including any withholding or payment of estimated federal income taxes) and he will hold CFHI and the Bank harmless with respect thereto. So long as it does not conflict with the Consultant’s obligations under this Consulting Agreement, the Consultant shall not be required to devote full time to the performance of Services under the Consulting Agreement, and his hours of work shall be scheduled taking into account the nature of the Consultant’s duties and the mutual convenience of the Bank, CFHI and the Consultant.

6. Consultant’s Limited Authority. The Consultant shall have no authority to bind CFHI, the Bank, or their affiliates to contracts or otherwise, or to assume or create any obligation or responsibility, express or implied, on behalf of CFHI, the Bank, or their affiliates, or in their name, or, except as specifically set forth in Section 1(a) hereof, to act as an agent of the CFHI or the Bank in any way.

7. No Obligation to Enter Into A Change of Control Transactions. Nothing contained in this Consulting Agreement shall be construed as requiring CFHI or the Bank to pursue, enter into, or consummate any Change of Control transaction, nor are CFHI or the Bank obligated to meet with any prospective purchaser, acquiror, or investor. In addition, the neither CFHI nor the Bank are under any obligation to negotiate or consummate any Change of Control transaction, within any particular period of time, if at all. The Consultant shall not have the right to sub-contract his services provided hereunder.

8. Covenant Not To Solicit Employees. During the Term of this Consulting Agreement and for a period ending on the first anniversary of the end of the Term, the Consultant will not, directly or indirectly, solicit, request or induce (i) any manager or other employee of the Bank provided specialized or extraordinary training, either on the job or in the classroom, at Bank or CFHI expense (collectively, “Key Employees”) to seek employment with any legal or natural person other than the Bank or CFHI, or (ii) any Key Employees to terminate employment with the Bank or CFHI, except at the request of the Bank or CFHI; provided, that the Bank and CFHI may waive this provision, in whole or in part, in writing, with the understanding that such written consent is revocable in their sole discretion, and provided further, that this covenant is not intended to prohibit general advertisements in media of general public circulation with respect to a particular employment position, nor shall it prohibit any executive search or employment resulting from an executive search by a third party in which such third party is not steered by the Consultant or anyone affiliated with the Consultant in any way, nor shall it prohibit solicitations directed to Key Employees discharged by the Bank or by CFHI, nor shall it prohibit solicitations directed to or employment of any Key Employee whose employment was terminated by CFHI or the Bank, or who was not employed by CFHI or the Bank for at least ninety (90) days prior thereto.

9. Confidentiality.

(a) The Consultant acknowledges and agrees that the services to be performed for CFHI or the Bank hereunder are of a confidential nature and that in performing such services the Consultant will have access to, and may accumulate confidential and proprietary information concerning the CFHI (“Confidential Information”). The Consultant agrees that all Confidential Information, whether furnished before or after the date of this Consulting Agreement, shall be held and treated by the Consultant in confidence and shall not, without the express prior written consent of CFHI, be disclosed or used by the Consultant, in whole or in part, other than as may be required by judicial or other similar legal process (by subpoena, court order, or similar process); provided, that, in the event of any such judicial or similar process CFHI shall be given sufficient advance notice thereof to seek an appropriate protective order or other remedy if its so desires.

(b) For purposes of this Consulting Agreement, “Confidential Information” shall include, without limitation (i) any or all confidential, nonpublic, or proprietary information, whether written or oral, about CFHI, the Bank, their affiliates, or their respective business, operations, assets, (ii) all data, reports, and forecasts prepared for, or on behalf of, CFHI or the Bank, and (iii) all notes, analyses, compilations, studies, or other documents or records, whether prepared by the Consultant or others, which contain or otherwise reflect or are generated from such Confidential Information.

(c) For purposes of this Consulting Agreement, “Confidential Information” shall not include information which (i) becomes generally available to the public other than as a result of a disclosure by Consultant, (ii) was available to the Consultant on a non-confidential basis prior to its disclosure to the Consultant by the CFHI or the Bank, or (iii) becomes available to the Consultant on a non-confidential basis from a source other than CFHI or the Bank, or their respective representatives or agents, provided that such source is not known by the Consultant (after such inquiry as would be reasonable under the circumstances) to be bound by a confidentiality agreement with the CFHI, the Bank, or their respective representatives or agents, or otherwise prohibited from transmitting the information to the Consultant by a contractual, legal, or fiduciary obligation.

(d) The Consultant acknowledges that he is aware that federal and state securities laws generally prohibit persons with material nonpublic information about a company obtain directly or indirectly from that company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable if such person is likely to purchase or sell such securities.

(e) The Consultant agrees that any written materials or other work produced for CFHI or the Bank is the property of CFHI. Upon termination of this Consulting Agreement, the Consultant shall promptly deliver all Confidential Information, including that information prepared for CFHI or the Bank.

10. Consultant’s Release and Indemnity Obligation. The Consultant agrees to indemnify and hold CFHI and the Bank harmless in the event that legal action of any kind is brought against CFHI and the Bank based on or because of the Consultant’s future acts or omissions which are determined to have been an act of willful misconduct (including, but not limited to, criminal acts) or bad faith, including all attorney’s fees and costs incurred by CFHI or the Bank in defense of any such claims.

11. Indemnification of Consultant. CFHI agrees to provide the Consultant with an Indemnification Agreement which is similar to that which has been provided to its Board of Directors and certain of its senior management to cover services provided by the Consultant during the term of this Consulting Agreement.

12. Waivers. No waiver by any party hereto of any breach of any provision of this Consulting Agreement shall not operate or be construed as a waiver of any subsequent breach.

13. Binding Effect. This Consulting Agreement shall inure to the benefit of, and shall be binding on, the parties hereto and their respective successors, assigns, and legal representatives, including any entity with which CFHI or the Bank may merge or consolidate or to which it may sell all or substantially all of its assets or equity securities.

14. Notices. For purposes of this Consulting Agreement, all notices, demands, or other communications provided or given under this Consulting Agreement shall be in writing and shall be deemed given when delivered in person or when received by telephone, or one day after being sent by courier guaranteeing overnight delivery, or three days after being mailed by registered or certified first class mail, postage prepaid, return receipt requested, addressed as follows: (i) if to CFHI or the Bank, at its principal place of business as disclosed in CFHI’s filings with the Securities and Exchange Commission, and (ii) if to the Consultant, at the following address: 1415 Ladue Lane, Sarasota, FL 34231

15. Entire Agreement; Amendments. This Consulting Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior arrangements or understanding between the parties hereto with respect thereto, both written and oral. This Consulting Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge is sought.

16. Severability. If any provision or provisions of this Consulting Agreement shall be declared invalid or unenforceable, any such provision or provisions shall be deemed severed from the remainder of the provision or provisions contained herein which shall otherwise remain in full force and effect.

17. Governing Law. This Consulting Agreement shall be governed by and construed in accordance with the substantive laws of the State of Florida without giving effect to the principles of conflicts of law thereof.

18. Attorneys’ Fees. Should any party hereto institute any action or proceeding in court to enforce any provisions hereof or for damages by reason of an alleged breach of any provision of this Consulting Agreement, or any other agreements referred to by this Consulting Agreement, the prevailing party shall be entitled to recover from the losing party or parties such amount as the court may adjudge to be reasonable attorneys’ fees and costs (including but not limited to paralegal costs) for services rendered to the prevailing party in such action or proceeding. The term “prevailing party” as used in this Paragraph 18 shall include, without limitation, any party who is made a defendant in litigation in which damages and/or other relief may be sought against such party and a final judgment or decree is entered in such litigation in favor of such party defendant.

19. Execution in Counterparts. For the convenience of the parties, this Consulting Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties have cause this Consulting Agreement to be duly executed on his or its behalf, as of the date first written above.

COAST FINANCIAL HOLDINGS, INC.,
a Florida corporation

By:	/s/ Brian Grimes
Name:	Brian Grimes
Title:	President & CEO

COAST BANK OF FLORIDA,
a Florida state chartered bank

By:	/s/ Brian Grimes
Name:	Brian Grimes
Title:	President & CEO

TRAMM HUDSON,
individually

By:	/s/ Tramm Hudson